Exhibit 4.10
Execution Copy
PROFIT STAR LIMITED
SHARE VESTING AGREEMENT
     This Share Vesting Agreement (the “Agreement”) is made as of August 2, 2007 by and among PROFIT STAR LIMITED, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), ZHU Qinyi (), SONG Tao
(), QU Li (), TANG Yan (), XIA Zhiyi (), JIN Zi (), QU Guoping (), WU Wenjie (), WANG Zhe
(), YAN Qing (), ZENG Rui () and SHAO Wanyan (), each a citizen of the PRC (collectively the “Founders” and each, a “Founder”), and XPLANE LIMITED, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Founders Holdco”).
RECITALS
     A. Founders Holdco is the holder of an aggregate of 750,000 Common Shares of the Company, par value US$0.01 per share (the “Shares”).
     B. On July 16, 2007, the Company, the Founders, the Founders Holdco, Sequoia Capital China II, L.P. (“Sequoia Capital” or the “Investor”), Pusida (Beijing) Technologies Co., Ltd. ( () in Chinese), a wholly foreign owned enterprise organized and existing under the Laws of the PRC (the “WFOE”), Hangzhou Mijia Technologies Co., Ltd. ( in Chinese, “Mijia”), a company organized and existing under the Laws of the PRC, and Hangzhou Sky Network Technologies Co., Ltd. ( in Chinese, “SKY”), a company organized and existing under the Laws of the PRC (Mijia and Sky, each individually a “Domestic Company” and collectively, the “Domestic Companies”) entered into a Series A Preferred Share and Warrant Purchase Agreement (the “Share Purchase Agreement”) whereby the Company issued and sold to the Investor, and the Investor purchased from the Company, an aggregate of 250,000 Series A Preferred Shares. “Company Group” means the Company, the WFOE, the Domestic Companies, any of their subsidiaries, and each entity that is, directly or indirectly, controlled by the WFOE or the Domestic Companies.
     B. It is a condition to closing under the Share Purchase Agreement that the Parties enter into this Agreement to provide the Company with the right to repurchase 375,000 Shares held by the Founders Holdco that are subject to vesting as provided herein.
WITNESSETH
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree to amend and restate the Original Shareholders Agreement in its entirety as follows:
1. Definitions. Capitalized terms used herein shall have the meaning given such terms in the Share Purchase Agreement. The following terms shall have the meanings ascribed to them below:
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     “Shares” refers to the Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Founders Holdco is entitled by reason of Founders Holdco’s ownership of the Shares.
     “Vesting Shares” refers to the 375,000 Shares subject to vesting as provided herein and all securities received in replacement of or in connection with the Vesting Shares pursuant to stock dividends or splits, all securities received in replacement of the Vesting Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Founders Holdco is entitled by reason of Founders Holdco’s ownership of the Vesting Shares.
2. Repurchase Option; Restrictions on Transfer
     2.1 Repurchase Option.
          (a) Exhibit A attached hereto sets forth a list of Founders who are also the employees of the Company Group (the “Employee”) as well as the number of Vested Shares of the Founder Holdco that are allocated to each such Employee, such allocation solely for purposes of calculating the Vesting Shares subject to the Repurchase Option (as defined herein).
          (b) For a Founder who has employment relationship or consulting relationship with the Company, in the event of the voluntary or involuntary termination of an employee’s employment or consulting relationship with the Company for any reason (including death or disability), with or without Cause (as defined below), the Company shall upon the date of such termination (each such date referred to herein as a “Termination Date ”) have an irrevocable, exclusive option (the “Repurchase Option”) to repurchase all or any portion of the Vesting Shares allocated to such Founder as provided in Exhibit A that are held by Founders Holdco as of the Termination Date which have not yet been released from the Company’s Repurchase Option at a purchase price per Vesting Share equal to the par value of the Vesting Shares of US$0.01 (adjusted for any stock splits, stock dividends and the like) (each such amount, the “Vesting Share Repurchase Price-1”). For purposes of this Agreement, “employment relationship or consulting relationship with the Company ” shall be deemed to include employment or consulting relationship with any of the Company or any Company Group. For a Founder who does not have employment relationship or consulting relationship with the Company Group, in the event such Founder violates the Non -Competition Agreement or the Proprietary Information and Inventions Assignment Agreement with a member of the Company Group, the Company shall, upon the date of such violation (as reasonably fixed and determined by the Company) have an irrevocable, exclusive option to repurchase all or any portion of the Vesting Shares allocated to such a Founder as provided in Exhibit A that are held by Founders Holdco which have not yet been released from the Company’s Repurchase Option at a purchase price per Vesting Share equal to the par value of the Vesting Shares of US$0.01 (adjusted for any stock splits, stock dividends and the like) (each such amount, together with the Vesting Share Repurchase Price-1, the “Vesting Share Repurchase Price” collectively). The termination of employment relationship or consulting relationship with the Company (in case of
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a Founder who is an employee of the Company Group) and the violation of the Non-Competition Agreement or the Proprietary Information and Inventions Assignment Agreement with a member of the Company Group (in case of a Founder who is not an employee of the Company Group) shall be collectively referred to as a “Termination Event”.
          Notwithstanding the foregoing, twenty-five percent (25%) of the remaining unvested shares held by a Founder shall vest immediately if (i) such Founder suffers death or a permanent disability of a nature that would prevent such Founder from substantially performing his or her duties to the Company Group, or (ii) the employment of such Founder is terminated by any member of the Company Group without “Cause”; provided that such Founder is no longer providing services to any other Company Group. “Cause” means, in relation to any Founder that is an employee of the Company Group, (i) gross negligence, gross misconduct, or the repeated failure to perform his or her duties and responsibilities to the reasonable satisfaction of the Board of Directors; (ii) any material breach of his or her fiduciary duties to any member of the Company Group or any term of this Agreement or of any policy of any Company Group; (iii) the conviction for commission of a crime; or (iv) engagement in acts of embezzlement or dishonesty or other acts that are injurious to any Company Group. For purposes of this Agreement, any act or acts or omission or omissions that have a material adverse effect on any Company Group’s operations, prospects, reputation or business shall be deemed to be injurious to such Company Group. For the avoidance of doubt, this Section shall not apply if the Founder resigns from any and all of his position(s) with the Company Group.
          (c) Upon occurrence of a Termination Event, the Company must exercise the Repurchase Option by written notice within thirty (30) days following the Termination Date to the Founders Holdco. The Repurchase Option shall be exercised, at the Company’s option upon approval of the Investor, by (A) delivery to Founders Holdco with such notice of a check in the amount of the Vesting Share Repurchase Price for the Vesting Shares being purchased, or (B) cancellation of indebtedness equal to the Vesting Share Repurchase Price for the Vesting Shares being repurchased, or (C) a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such Vesting Share Repurchase Price. Upon delivery of such notice and payment of the Vesting Share Repurchase Price in any of the ways described above, the Company shall become the legal and beneficial owner of the Vesting Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, subject to the approval of the Investor and pursuant to the Memorandum and Articles of Association of the Company, without further action by Founders Holdco. Each of the Company and the Founders Holdco shall revise its register of members to reflect such repurchase and cancel the portion of the repurchased Vesting Shares and Shares, as the case may be, held by the relevant Founder, within thirty (30) days following the Termination Date.
          (d) One hundred percent (100%) of the Vesting Shares set forth on Exhibit A shall initially be subject to the Repurchase Option. The Vesting Shares shall be released from the Repurchase Option over a period of thirty-six months following the Closing, with one thirty-sixth (1/36) of the Vesting Shares being released from the Repurchase Option at the end of each calendar month period following the date of the Closing on a pro-rata basis based on the number of Vesting Shares allocated to each Employee listed on Exhibit A; provided, however, that upon
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the Termination Date of an Employee listed on Exhibit A, the vesting and release from the Repurchase Option of all unvested Vesting Shares allocated to such Employee on Exhibit A shall immediately cease as of such Termination Date, and the Vesting Shares allocated to such Employee shall be subject to immediate repurchase as provided in Section 2.1(c). Fractional shares shall be rounded to the nearest whole share.
          (e) In the event that the Repurchase Option is exercised as provided herein, the Founders, the Company and the Founders Holdco shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for repurchase of the Vesting Shares in compliance with PRC Law and regulations, and the Founders and the Founders Holdco will cooperate fully with the Company in promptly seeking to obtain all such authorizations, consents, orders and approvals.
          (f) Notwithstanding the foregoing, all of the Vesting Shares held by the Founders Holdco shall become vested and shall no longer be subject to the Repurchase Option upon the closing of a Qualified IPO (as defined in the Shareholders’ Agreement).
     2.2 Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, the Memorandum and Articles of Association of the Company, the Right of First Refusal and Co-Sale Agreement and the Shareholders Agreement, the Founders Holdco shall not assign, encumber or dispose of any interest in the Vesting Shares while the Vesting Shares are subject to the Company’s Repurchase Option. After any Vesting Shares have been released from the Repurchase Option, Founders Holdco shall not assign, encumber or dispose of any interest in such Vesting Shares except with the prior written approval of the Investor and in compliance with the provisions below, the Right of First Refusal and Co-Sale Agreement, the Shareholders Agreement and applicable securities laws.
     2.3 Assignment. The right of the Company to repurchase any part of the Vesting Shares may be assigned in whole or in part to any shareholder or shareholders of the Company or other persons or organizations with the consent of the Investor.
     2.4 Restrictions Binding on Transferees. All transferees of Vesting Shares or any interest therein will receive and hold such Vesting Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Option. In the event of any purchase by the Company hereunder where the Vesting Shares or interest are held by a transferee, the transferee shall be obligated, if requested by the Company, to transfer the Vesting Shares or interest to the Founders Holdco for consideration equal to the amount to be paid by the Company hereunder. In the event the Repurchase Option is deemed exercised by the Company pursuant to Section 2.1 hereof, the Company may deem any transferee to have transferred the Vesting Shares or interest to Founders Holdco prior to their purchase by the Company, and payment of the purchase price by the Company to such transferee shall be deemed to satisfy Founders Holdco’s obligation to pay such transferee for such Vesting Shares or interest and also to satisfy the Company’s obligation to pay Founders Holdco for such Vesting Shares or interest. Any sale or transfer of the Vesting Shares shall be void unless the provisions of this Agreement are satisfied.
3. Escrow of Unvested Shares.
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          For purposes of facilitating the enforcement of the provisions of Section 2 above, Founders Holdco agrees, immediately upon receipt of the certificate(s) for the Vesting Shares subject to the Repurchase Option, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached to this Agreement as Exhibit B executed by Founders Holdco, in blank, to the Secretary of the Company, or the Secretary’s designee, to hold such certificate(s) and Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Founders Holdco hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Founders Holdco agrees that said escrow holder shall not be liable to any party hereof (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Founders Holdco agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as escrow holder for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.
4. Restrictive Legends and Stop-Transfer Orders.
     4.1 Legends. The certificate or certificates representing the Vesting Shares shall bear the following legends (as well as any legends required by the Right of First Refusal and Co-Sale Agreement, the Amended and Restated Shareholders Agreement, and any applicable state and federal corporate and securities laws):
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
     4.2 Stop-Transfer Notices. Founders Holdco agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
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     4.3 Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Vesting Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Vesting Shares or to accord the right to vote or pay dividends to any Founders Holdco or other transferee to whom such Vesting Shares shall have been so transferred.
     4.4 Removal of Legend. Subject to the terms of the Right of First Refusal Agreement and the Shareholders Agreement, upon the expiration or exercise in full of the Repurchase Option, the Vesting Shares then held by Founders Holdco will no longer be subject to the legend referred to in Section 4.1. After such time, and upon Founders Holdco’s request, a new certificate or certificates representing the Vesting Shares not repurchased shall be issued without the legend referred to in Section 4.1, and delivered to Founders Holdco
5. Miscellaneous.
     5.1 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of law thereunder.
     5.2 Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
     5.3 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.
     5.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     5.5 Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.
     5.6 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may
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designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.
     5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
     5.8 Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Founders Holdco under this Agreement may only be assigned with the prior written consent of the Company.
     5.9 Dispute Resolution.
     (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.
     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each of the Company, on the one hand, and the Founders Holdco, on the other hand, shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.
     (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 5.9, including the provisions concerning the appointment of arbitrators, the provisions of this Section 5.9 shall prevail.
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     (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.
     (e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.
     (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.
     (g) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
     5.10 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars are to currency of the United States of America.
     5.11 Headings and Titles. Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     5.12 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     5.13 Further Assurances. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.
     5.14 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.
     5.15 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any
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right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
     5.16 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.
     5.17 Investor’s Consent. The Company agrees that it shall exercise the Repurchase Option in accordance with this Agreement upon the occurrence of the Termination Event. Each of the Founders Holdco and the Company agrees that any waiver or alternation of the Repurchase Option or any other right granted to it hereunder shall be subject to the prior written consent of the Investor.
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Share Vesting Agreement

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:	PROFIT STAR LIMITED
	By:	/s/ Song Tao
	Name:	Song Tao
	Title:	Director
	Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

FOUNDERS AND FOUNDERS HOLDCO ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 2 HEREOF IS EARNED ONLY BY CONTINUING FULL-TIME SERVICE OF THE EMPLOYEES LISTED ON EXHIBIT A AS EMPLOYEES OR CONSULTANTS AT THE WILL OF THE COMPANY. FOUNDERS HOLDCO FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON FOUNDERS HOLDCO ANY RIGHT WITH RESPECT TO CONTINUATION OF THE EMPLOYEES’ EMPLOYMENT OR CONSULTING RELATIONSHIP WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH FOUNDERS HOLDCO’S RIGHT OR THE COMPNAY’S RIGHT TO TERMINATE THE EMPLOYEES’ EMPLOYMENT OR CONSULTING RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

FOUNDERS HOLDCO:	XPLANE LTD.
	By:	/s/ Song Tao
	Name:	Song Tao
	Title:	Director
	Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

Vesting Commencement
Date: August 2nd, 2007
[Signature Page to Share Vesting Agreement]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

FOUNDER:	ZHU QINYI( )
	By:	/s/ ZHU QINYI

FOUNDER:	SONG TAO( )
	By:	/s/ SONG TAO

FOUNDER:	OU LI( )
	By:	/s/ OU LI

FOUNDER:	TANG YAN( )
	By:	/s/ TANG YAN

FOUNDER:	XIA ZHIYI( )
	By:	/s/ XIA ZHIYI

FOUNDER:	JIN ZI( )
	By:	/s/ JIN ZI

[Signature Page to Share Vesting Agreement]

FOUNDER:	QU GUOPING ()
	By:	/s/ QU GUOPING

FOUNDER:	WU WENJIE ()
	By:	/s/ WU WENJIE

FOUNDER:	WANG ZHE ()
	By:	/s/ WANG ZHE

FOUNDER:	YAN QING ()
	By:	/s/ YAN QING

FOUNDER:	ZENG RUI ()
	By:	/s/ ZENG RUI

FOUNDER:	SHAO WANYAN ()
	By:	/s/ SHAO WANYAN

[Signature Page to Share Vesting Agreement]

EXHIBIT A
EMPLOYEES

Employees	Allocated Vesting Shares	% Percentage
ZHU QINYI ()	75,000	20
SONG TAO ()	139,200	37.12
OU LI ()	69,600	18.56
TANG YAN ()	27,840	7.424
XIA ZHIYI ()	20,880	5.568
JIN ZI ()	17,400	4.64
QU GUOPING ()	5,220	1.392
WU WENJIE ()	5,220	1.392
WANG ZHE ()	5,220	1.392
YAN QING ()	2,610	0.696
ZENG RUI ()	2,610	0.696
SHAO WANYAN ()	4,200	1.12
Total	375,000	100%